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                                                                  EXHIBIT (A)(3)

                          Offer to Purchase for Cash

                 All of the Outstanding Shares of Common Stock
                 (Including the Associated Rights to Purchase
                Series A Junior Participating Preferred Stock)

                                      of

                              WALBRO CORPORATION

                                      at

                               $20 Net Per Share

                                      by

                          TI AUTOMOTIVE SYSTEMS, INC.

                    an indirect wholly-owned subsidiary of
                                 TI GROUP PLC

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON JUNE 10, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                    May 4, 1999

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been engaged by TI Automotive Systems, Inc., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of TI Group plc, a company organized under the laws of England and Wales ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.50 per share (the "Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights" and, together with the Common Stock, the "Shares"), of Walbro Corporation, a Delaware corporation (the "Company"), at $20 per Share, net to the seller in cash (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 4, 1999, and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

   Enclosed herewith are the following documents:

     1. Offer to Purchase, dated May 4, 1999;

     2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

     3. Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9;

     4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Notice of Guaranteed Delivery;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to Citibank, N.A., the Depositary.
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   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING AT LEAST
A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN,
(2) ANY WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER, AND ANY EUROPEAN
ANTITRUST LAWS APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (3) APPROVAL UNDER ANY APPLICABLE EUROPEAN ANTITRUST LAW HAVING BEEN OBTAINED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 15 OF THE OFFER TO
PURCHASE.

   We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on June 10, 1999 unless the Offer is extended.

   The Board of Directors of the Company has unanimously determined that each of the Merger Agreement (as defined below), the Offer and the Merger (as defined below) are fair to and in the best interests of the Company's stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and unanimously recommends that the Company's stockholders accept the Offer, tender their shares to Purchaser and approve and adopt the Merger Agreement and the Merger.

   The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 27, 1999, as amended by the First Amendment thereto dated as of May 3, 1999, among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer, Purchaser will be merged with and into the Company and each issued and outstanding Share (other than Shares held in the Company's treasury or beneficially owned by Parent or Purchaser or Shares, if any, that are held by stockholders who properly exercise and perfect appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) shall, by virtue of the Merger and without any action on the part of the Company, Parent, Purchaser or the holder thereof, be converted into the right to receive, without interest, the Offer Price (the "Merger"). As a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment pursuant to the Offer.

   Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager or to brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC


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   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR
ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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